EXHIBIT G-1

                    PROPOSED FORM OF FEDERAL REGISTER NOTICE

SECURITIES AND EXCHANGE COMMISSION

(Release No. 35-_____)

Filings under the Public Utility Holding Company Act of 1935, as amended ("Act")

November __, 2005

     Notice is hereby given that the following filing(s) has/have been made with the Commission pursuant to provisions of the Act and rules promulgated thereunder. All interested persons are referred to the application(s) and/or declaration(s) for complete statements of the proposed transaction(s) summarized below. The application(s) and/or declaration(s) and any amendments thereto is/are available for public inspection through the Commission's Office of Public Reference.

     Interested persons wishing to comment or request a hearing on the application(s) and/or declaration(s) should submit their views in writing by November __, 2005 to the Secretary, Securities and Exchange Commission, 100 F Street, N.E., Washington, D.C. 20549, and serve a copy on the relevant applicant(s) and/or declarant(s) at the address(es) as specified below. Proof of service (by affidavit or, in case of an attorney at law, by certificate) should be filed with the request. Any request for hearing shall identify specifically the issues of fact or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in the matter. After November __, 2005, the application(s) and/or declaration(s), as filed or as amended, may be granted and/or permitted to become effective.

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NATIONAL FUEL GAS COMPANY, ET AL.  (70-10074)
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     Notice of Request for Extension of Order Authorizing External and
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Intrasystem Financing Program and Other Related Transactions.
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     National Fuel Gas Company ("National"), a registered holding company whose principal executive offices are at 6363 Main Street, Williamsville, New York 14221, and its direct and indirect subsidiaries have filed a post-effective amendment to their application-declaration on Form U-1 pursuant to Sections 6(a), 7, 9(a), 10, 12(b), 12(f) and 13 of the Act and Rules 53 and 54
thereunder.

     National owns all of the issued and outstanding common stock of National Fuel Gas Distribution Corporation ("Distribution"), which distributes natural gas at retail to approximately 731,000 residential, commercial and industrial


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customers (including transportation-only customers) in portions of western New
York and northwestern Pennsylvania.

     National's direct non-utility subsidiaries, all of which are wholly-owned, and the principal business or businesses of each such subsidiary, are as follows:

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            SUBSIDIARY                             PRINCIPAL BUSINESS
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National Fuel Gas Supply Corporation   Transportation and storage of natural gas
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Seneca Resources Corporation           Engages, directly and through
                                       subsidiaries and partnerships in which it
                                       is an investor, in natural gas and oil
                                       exploration and production in the United
                                       States and Canada
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Horizon Energy Development, Inc.       Engages, directly and through
                                       subsidiaries, in development and
                                       ownership of exempt foreign utility
                                       companies and domestic and foreign
                                       electric generation projects
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Highland Forest Resources, Inc.        Together with the Northeast Division of
                                       Seneca Resources Corporation, engages in
                                       marketing of timber hardwood from New
                                       York and Pennsylvania property holdings,
                                       and operation of saw mills; and, through
                                       Empire State Pipeline, a joint venture
                                       between two wholly-owned subsidiaries,
                                       owns and operates a 157-mile natural gas
                                       pipeline
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Leidy Hub, Inc.                        Provides natural gas hub services to
                                       customers
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National Fuel Resources, Inc.          Marketing and brokerage of natural gas
                                       and provision of energy management
                                       services
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Horizon LFG, Inc.                      Engages, through subsidiaries, in the
                                       purchase, sale and transportation of
                                       landfill gas
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Data-Track Account Services, Inc.      Provides collection services, primarily
                                       for associate companies
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Horizon Power, Inc.                    Exempt wholesale generator
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     The non-utility companies listed in the table above, and the wholly- or partly-owned direct and indirect subsidiaries of such companies, are referred to herein as the "Non-Utility Subsidiaries." The term Non-Utility Subsidiary also includes any other non-utility company in which National hereafter acquires an interest, directly or indirectly, pursuant to any available exemption (such as Rule 58) or pursuant to the terms of any order issued by Commission.
Distribution and the Non-Utility Subsidiaries are collectively referred to as the "Subsidiaries." National and the Subsidiaries are collectively referred to as the "Applicants."

     By order dated November 12, 2002 (the "Prior Order"),/1/ National and the Subsidiaries are authorized to engage in a program of external financing, intrasystem financing and other related transactions through December 31, 2005

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1    National Fuel Gas Company, et al., Holding Co. Act Release No. 27600, File
No. 70-10074.


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(the "Authorization Period"). Specifically, the Commission authorized: (i)
National to increase equity and long-term debt capitalization in an aggregate amount of up to an additional $1.5 billion, excluding any common stock issued under National's shareholder rights plan,/2/ and to utilize the proceeds thereof to make investments in its Subsidiaries, and for other corporate purposes; (ii) National to issue and sell from time to time up to $750 million principal amount of unsecured short-term debt securities having maturities of less than one year in the form of commercial paper and borrowings under credit facilities; (iii) National, and to the extent not exempt under Rule 52, the Subsidiaries to enter into interest rate hedges with respect to outstanding indebtedness and to enter into certain anticipatory interest rate hedging transactions; (iv) National to guarantee securities of its Subsidiaries and provide other forms of credit support with respect to obligations of its Subsidiaries as may be necessary or appropriate to enable such Subsidiaries to carry on in the ordinary course of business in an aggregate amount not to exceed $2 billion outstanding at any one time; (v) National to continue to administer the National System Money Pool ("Money Pool"), to invest surplus funds and proceeds of external short-term borrowings in the Money Pool, and, to the extent not exempt under Rule 52, the Subsidiaries to invest surplus funds in and to make borrowings from National and from each other through the Money Pool, subject to certain limitations; (vi) National and Non-Utility Subsidiaries to organize and acquire the securities of one or more entities (each a "Financing Subsidiary") formed for the purpose of effecting financing transactions for National and its Subsidiaries and, to the extent not exempt under Rules 45(b) and 52, to guarantee the obligations of such Financing Subsidiaries; (vii) National and the Subsidiaries to change the terms of any majority-owned Non-Utility Subsidiary's authorized capitalization; and
(viii) National to consolidate or otherwise reorganize all or any part of its direct and indirect ownership interests in Non-Utility Subsidiaries.

     Under the Prior Order, the Commission reserved jurisdiction over (i) the issuance of securities by National that are rated below investment grade, and
(ii) the solicitation of shareholder approvals in connection with the adoption of any new stock-based plan or the extension or amendment of any existing stock-based plan.

     The Applicants are now requesting that the Commission issue an order that extends the Authorization Period, subject to the matters over which the Commission has reserved jurisdiction under the Prior Order, from December 31, 2005 to and including February 8, 2006, such that the expiration of the Authorization Period is coterminous with the effective date of repeal of the Act./3/ The Applicants are not requesting any other changes to the terms, conditions and limitations imposed under the Prior Order.

     It is stated that the fees, commissions and expenses incurred or to be incurred in connection with filing the Post-Effective Amendment are not expected to exceed $3,000. National further states that New York Public Service Commission ("NYPSC") and the Pennsylvania Public Utility Commission ("PaPUC")

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2    See National Fuel Gas Company, Holding Co. Act Release No. (June 12, 1996).

3    On August 8, 2005, President Bush signed into law the Policy Act of 2005
(P.L. 109-58, 119 Stat. 594), which, among other things, repeals the Act effective six months after the date of enactment.


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have jurisdiction over and have previously authorized Distribution's utilization of interest rate hedges. Distribution has received a continuation of authority to engage in these transactions through December 31, 2008 from the PaPUC and a similar request to the NYPSC is currently pending. No other state commission, and no federal commission, other than the Commission, has jurisdiction over any of the other proposed transaction.


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